Exhibit 99.1


FOR IMMEDIATE RELEASE
Contact:
Richard B. Witaszak
816-347-6974
webinvestor@payless.cashways.com



                        PAYLESS CASHWAYS, INC. ANNOUNCES
                 INITIATION OF SEASONAL CREDIT FACILITY OVERLINE

KANSAS CITY, MO - February 1, 2001 - Payless Cashways, Inc. (OTC Bulletin Board:
PCSH), a full-line building materials and finishing products company focusing on the professional builder, remodel and repair contractor, institutional buyer and project-oriented consumer, today announced that the Company has seasonally expanded its revolving line of credit with supplemental loan participation from Hilco Capital, LP.

Effective immediately, borrowing availability under the Company's $260 million existing line of credit has been increased by 5.6% for a six-month time period. An additional participation of $15 million by Hilco Capital, LP into the asset-based loan facility led by Congress Financial Corporation will support the 5.6% advance rate increase through July 31, 2001.

Millard Barron, President and CEO, commented, "We are pleased to attract the support of another strong financial partner like Hilco Capital, LP to participate in our facility. This new investment reinforces our vendors' and our associates' confidence in our business. The seasonal overline will provide us additional flexibility to fund vendor payables as we increase inventories of key products in preparation for our strongest selling season. The expanded line also will be used to fund working capital requirements during the Company's traditionally slow winter season."

Payless Cashways, Inc. is a full-line building material and finishing products company focusing on the professional builder, remodel and repair contractor, institutional buyer and project-oriented consumer. The Company operates 128 retail stores and 7 Builders Resource facilities in 17 states located in the Midwestern, Southwestern, Pacific Coast and Rocky Mountain areas. The Company also operates 12 distribution and manufacturing facilities in 7 states. The retail stores operate under the names Payless Cashways, Furrow, Lumberjack, Hugh
M. Woods Knox Lumber, Contractor Supply.

Forward-Looking Statements

Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause results to differ
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materially from those anticipated by the forward-looking statements made above.
These statements are based on the current plans and expectations of the Company. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially are the following: commodity prices; the strength of the commercial real estate market, competitor activities; interest rates; supplier support; stability of customer demand; stability of the work force; consumer spending and debt levels; new and existing housing activity; product mix; growth of certain market segments; weather; an excess of retail space devoted to the sale of building materials; and continued vendor and financial institutional support. Additional information concerning these and other factors is contained in the Company's SEC filings, which are available by contacting the Company or on the Company's website, payless.cashways.com.

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